Exhibit 99.1

               Cypress Bioscience, Inc. Announces Fourth Quarter
                        and Fiscal Year End 2003 Results

     SAN DIEGO, March 29 /PRNewswire-FirstCall/ -- Cypress Bioscience, Inc. (Nasdaq: CYPB) today announced its financial results for the fourth quarter and year ended December 31, 2003. For the quarter ended December 31, 2003, the Company reported a net loss of approximately $7.2 million or $0.33 per share basic and diluted compared to a net loss of approximately $1.7 million or $0.13 per share basic and diluted for the corresponding period in 2002.
For the year ended December 31, 2003, the Company reported a net loss of approximately $21.7 million or $1.21 per share basic and diluted compared to a net loss of approximately $1.0 million or $0.09 per share basic and diluted for the corresponding period in 2002. At December 31, 2003, the Company had cash, cash equivalents and short-term investments totaling $23.5 million. In addition, the Company received an upfront payment of $25.0 million in January 2004 in connection with the collaboration agreement entered into with Forest Laboratories, Inc.

    The Company reported no revenue for the quarter and year ended December 31, 2003 compared to no revenue and revenue of $6.4 million for the quarter and year ended December 31, 2002, respectively. All of the Company's revenue during 2002, which was recognized during the first quarter, is related to an agreement with Fresenius, whereby the Company licensed to Fresenius rights with respect to the PROSORBA column, a medical device. The Company will not recognize additional revenue, if any, under its agreement with Fresenius until at the earliest, January 30, 2008, when it may receive a one-time payment of $1.0 million, $2.0 million or no payment at all, based on sales of the PROSORBA column.

    Total operating expenses for the quarter and year ended December 31, 2003 approximated $7.3 million and $21.9 million, respectively, compared to $1.8 million and $7.6 million for the corresponding periods in 2002. The increase in operating expenses for the year ended December 31, 2003 compared to the corresponding period in 2002 was due in part to a non-cash charge included in research and development expenses in the amount of $5.0 million in connection with the issuance of 1,000,000 shares of our common stock and warrants to purchase 300,000 shares of our common stock to Pierre Fabre provided under our restated license agreement and a non-cash charge related to compensation expense for variable stock options in the amount of $5.9 million compared to a benefit of $0.7 million in the corresponding prior year period.


    About Cypress Bioscience, Inc.

    Cypress is committed to being the innovator and leader in providing products for the treatment of patients with Functional Somatic Syndromes and other related chronic pain and central nervous system disorders. In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. In October 2003, Cypress initiated its Phase III clinical trials for the use of milnacipran as a potential treatment for FMS. We are continuing to evaluate various potential strategic transactions, including the potential acquisition of products, technologies and companies, and other alternatives that we believe may enhance stockholder value.


    For more information about Cypress, please visit the Company's web site at www.cypressbio.com. For more information about FMS, please visit www.FMSresource.com.


    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we and Forest Laboratories may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we and Forest Laboratories may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in completing Phase III trials; that we may not be able to protect our patents or proprietary technology; that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndrome; that we may not be successful in identifying, licensing and developing any additional products, technologies or companies and even if we complete any such transaction, it may not enhance stockholder value. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.



                           CYPRESS BIOSCIENCE, INC.
                           Condensed Financial Data
                     (In thousands except per share data)

       Statement of Operations Data:

                               Quarters ended             Years ended
                                December 31,               December 31,
                             2003         2002         2003         2002
                                (unaudited)

    Revenue from Fresenius
     agreement                 $--          $--          $--       $6,400
    Operating expenses       7,254        1,786       21,860        7,614
    Other income, net           39           38          118          165
    Net loss               $(7,215)     $(1,748)    $(21,742)     $(1,049)

    Net loss per share -
     basic and diluted      $(0.33)      $(0.13)      $(1.21)      $(0.09)

    Shares used in
     computing net loss
     per share - basic
     and diluted            21,953       13,182       17,924       11,572


           Balance Sheet Data:

                                                  December 31,  December 31,
                                                      2003           2002

    Assets
      Cash and cash equivalents and short-term
       investments                                   $23,525        $12,209
      Other current assets                               150            107
      Non-current assets                                 132            161
        Total assets                                 $23,807        $12,477

    Liabilities and Stockholders' Equity
      Current liabilities                             $1,625           $635
      Long-term liabilities                               53             57
      Stockholders' equity                            22,129         11,785
        Total liabilities and stockholders' equity   $23,807        $12,477




SOURCE  Cypress Bioscience, Inc.
    -0-                             03/29/2004
    /CONTACT: Sabrina Martucci Johnson, Chief Financial Officer and Vice President, or Mary Gieson of Investor Relations, both of Cypress Bioscience, Inc., +1-858-452-2323/
    /Photo:   http://www.newscom.com/cgi-bin/prnh/20040108/LAPHOTO1LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.FMSresource.com /
    /Web site:  http://www.cypressbio.com /
    (CYPB)

CO:  Cypress Bioscience, Inc.
ST:  California
IN:  HEA MTC BIO
SU:  ERN